ATLAS ASSET MANAGEMENT LLC CODE OF ETHICS

As of May 14, 2021

I.	Introduction

Pursuant to with the provisions 17 CFR §275.204A-1 of the Investment Advisers Act of 1940, Atlas Asset Management LLC (“Atlas”), as a registered investment advisor, is required to establish, maintain and enforce a written Code of Ethics.

This Code of Ethics (“Code”) has been initially approved and adopted by the Board of Directors of Atlas Asset Management LLC (“Atlas”) on May 14, 2021, and thereafter will be amended, when deemed necessary.

II.	General Statement

Atlas is committed to maintain the highest standards of business and fiduciary obligations. This Code is designed to detect and prevent conflicts of interest between Atlas advisory clients and employees, officers and directors of Atlas. Altas has established an Insider Trading Policy, which should be read together with this Code.

All persons subject to this Code must at all time conduct themselves and their activities in accordance with the following standards:

•	Knowledge and Compliance of the Law- all persons must comply with all Federal and local applicable securities laws, rules and regulations.
•	Independence and Objectivity- these standards are crucial since the advisor has to be fully aligned with the client’s best interest. Specifically, you must avoid serving our own personal interests ahead of the interest of the clients.
•	Misrepresentation- avoids intentionally and purposely omits facts, misrepresent an investment or fail to disclose conflicts of interest.
•	Misconduct- you must not take advantage of your position of trust and responsibility at Atlas. You are prohibited from taking personal advantage of your knowledge of recent or impending Securities activities of Atlas’ clients.

III.	Applicability of the Code

A.	Personal Accounts of Access Persons.

This Code of Ethics applies to all Personal Accounts of All Access Persons:

1.	Access Persons is defined a every employee of Atlas, every trustee, director and officer of Atlas who in the normal course his/her duties, makes, participates in, or has access to information regarding the selection or recommendations of purchase or sale on any of Atlas clients.
2.	Access Person’s spouse (other than legally separated or divorced spouse of the

Access Person) and minor children;

3.	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

4.	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

IV.	Reporting Requirements

A.      Acknowledgement of Receipt of Code of Ethics. You must acknowledge receipt of this Code of Ethics upon becoming an Access Person by executing Appendix A, and returning an executed copy to the designated CCO no later than thirty (30) days after you receive this Code of Ethics. You must also acknowledge receipt of any amendment or modification to this Code of Ethics by executing Appendix A and returning an executed copy to the designated CCO no later than thirty (30) days after you receive an amended or modified Code of Ethics.

At least once a year, Access Person must complete the Annual Certification of Compliance Form, as set forth in Appendix B, no later than (30) days after the end of each calendar year. The purpose of the Annual Certification is to confirm you have read and understand this Code, that you have complied with the requirements of the Code, and that you have disclosed or reported all personal Securities Transactions required to be disclosed or reported.

B.	Holding Reports

All Access Persons must submit, by executing Appendix C, to Atlas’ Chief Compliance Officer a report of the Access Person’s current securities holding including the following information:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Persons has any direct or indirect beneficial ownership;
2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.	The date the access person submits the report.

The Access Person must submit the holdings report: (i) no later than 10 days after the person becomes an Access Person, and the information must be current, as of a date no more than 45 days prior to the date the person becomes an Access Person, and (ii) at least once a year thereafter on a date Atlas select, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

C.	Transaction Reports

Access Persons are required to submit to the Atlas’ Chief Compliance Officer or designated person quarterly securities transactions reports that include the following requirements:

1.	Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access

Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

a.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
b.	The nature of the transaction (i.e. purchase , sale or any other type of acquisition or disposition);
c.	The price of the security at which the transaction was effected;
d.	The name of the broker, dealer or bank with through which the transaction was effected; and
e.	The date the Access Person submits the report.

The Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter. Each Access Person must arrange for the Chief Compliance Officer to receive directly from the broker- dealer or bank a duplicate copy of each periodic account statements and trade confirmation containing each Security.

The following are exceptions to the Reporting Requirements (i) any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; (ii) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

(iii) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements not later that 30- days after the end of the applicable calendar quarter.

Independent Directors are require to report their Securities Transaction to the Atlas Chief Compliance Officer only in cases where the Independent Director knew or, in the ordinarily course of fulfilling his or her official duties should have known, during the 15-day period immediately preceding or following the date a Securities transaction was being considered for purchase and/or sold or was being considered for purchase or sale by any of Atlas clients.

D.      Annual Reports. Atlas CCO must review the Code at least annually, in light of legal and business developments and experiences in implementing the Code. The annual report will be presented to the Atlas Board of Directors during a meeting. The Report must at least include (i) any changes made to the Code, (ii) any material violation of the Code and (iii) any recent changes related to the industry or developments in applicable laws or regulations.

V.	Personal Investing Activities

A.	General

It is the responsibility of each Access Person to ensure that a particular securities transaction, including Private Placements) being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.

B.	Pre-trade approval requirements

An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in the following types of transactions; such person must complete a Trade Authorization Request Form (Appendix B):

1.	Direct or indirect acquisition of beneficial ownership in a security in an initial public offering; and
2.	Direct or indirect acquisition of beneficial ownership in a security in a limited offering (which includes any offering that is exempt under the Securities Act of 1933 such as interests in hedge funds or other pooled investment vehicles, restricted securities, private placements, etc.)

3.       Direct or indirect acquisition of beneficial ownership involving Mutual Funds managed by Atlas. Any approval given under this paragraph will remain in effect for 24 hours.

C.	Prohibitions on Trading in certain securities

1.	Do not Trade List. In the event that trading in the securities of an issuer would give rise to or appear to give rise to a conflict of interest, such issuer will be added to Atlas’ Not Trade List. Access Person are prohibited from trading in the securities of an issuer on the Do not Trade List for as long as the issuer remains in the List. Atlas’s Chief Executive Officer and Chief Compliance Officer retain absolute discretion in determining when to add and/or remove issuers form the Do Not Trade List. A current copy of the List is available to the Access Person.

VI.	Non Public information

In addition to other provisions of this Code of Ethics and Atlas’ Compliance Manual (Section 9 Privacy Policy), Access Persons should know that Atlas has a duty to safeguard material, non-public information about securities/investments and safeguards of confidential information. All Access Persons must keep confidential at all time any non-public information that they may obtain in the course of their employment or functions at Atlas. Also, you must not reveal any information related to the investment intentions, activities

VII.	Gifts and Entertainment

From time to time, Atlas Access Persons may be offered, or may want to give gifts from/ o clients, vendors, brokers (counterparties), or other persons not affiliated with Atlas. The acceptance of a gift, or the offering of a gift is subject to the following principles:

1.	Extraordinary or extravagant gifts are not permissible and must be declined or returned. Gifts must be appropriate in nature.
2.	Gifts of a nominal value (i.e. gifts whose reasonable value is no more than one hundred dollars ($100.00) per calendar year from a single giver per individual) may be accepted or given. Anything of value received or given above the $100 limit required written approval from the CCO. Generally, you may only accept gifts.
3.	Gifts must be tangible (meaning noncash or a cash equivalent); and
4.	Gifts must not be pre-conditioned to an action on your part.

You may also accept customary business lunches, dinners and entertainment at which both you and the giver are present (e.g., sporting events), and promotional items (e.g., pens, mugs, T-Shirts, key chains, calendars). These items will not count towards the annual one hundred dollar ($100.00) limit from a single giver. Meals and Entertainment should only be considered business entertainment if given in connection with a legitimate business meeting.

You are not permitted to accept any gifts from an outside vendor who is currently doing business with Atlas in its capacity or as service provider of the Atlas clients or who is seeking future business with Atlas, in such capacity, unless you have obtained the prior approval of the designated CCO.

Travel and accommodation costs given or received are prohibited, unless is part of a normal business activity permitted by the SEC. If you receive any gift that might be prohibited under this Code, you must inform the designated CCO.

Unless permitted by applicable law and pre approved pursuant to this Code, no person shall offer or deliver to any public servant or former public servant of government agencies or members of his/her family unit, with which Atlas wished to establish or has established, a contractual, commercial or financial relationship, directly or indirectly, goods of monetary value, contributions, gifts, gratuities, favors, services, donations, loans or shares with any commercial entity or judicial business. This prohibition shall be extended for one (1) year from the date the public servant ceased functions. The period should cover the period preceding and following the execution of the contract.

All Access Persons, as defined in the Code, must report within five calendar days of any gifts given or received to the CCO of Atlas, regardless of the amount. This includes entertainment such as dinners and sporting events. It does not include the receipt of promotional items of nominal value.

VIII.	Outside Business Activities

Access persons must not engage in any business activity, which may represent a conflict of interest or might interfere, or appear to interfere, with making decisions in the best interest of the Atlas clients.

Access persons must receive prior written approval from the CCO before engaging in any outside business activity. Some of these outside business activities, but not limited to, are: (i) be engaged in any other business than Atlas; (ii) be employed or compensated by any other person for business-related activities, other than Atlas; (iii) serve as an employee of another organization other than Atlas; (iv) serve as an executor or trustee; (v) own Securities, or have direct or indirect financial interest, in any other organization of which Securities are not publicly trades; (vi) invest in limited or general partnerships holding Securities, or limited offerings (private placement) of Securities; or (vii) give testimony as a compensated or uncompensated expert witness for either party for a dispute in litigation or arbitration.

IX.	Record keeping requirements

A.  Review and Availability. All information supplied under this Code will be reviewed by the designated CCO. All information supplied will be available for inspection by the Atlas Board of Directors, Legal Counsel, Atlas management, and any regulatory body having appropriate jurisdiction.

B.	Record Retention. The following records shall be available for examination by representatives of the

U.S. Securities Exchange Commission:

1.	A copy of the Code and any other Code which is, or at any time within the past five (5) years has been, in effect must be preserved in an easily accessible place;

2.	The records of any violation of such Code(s) of Ethics and of any action taken as a result of such violation must be maintained in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by any Access Person pursuant to such Code(s) of Ethics, including any information provided in lieu of such reports, must be preserved for a period of not less than five (5) years following the end of the fiscal year in which the report is made, or the information is provided, the first two (2) years in an easily accessible place;

4.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to such, must be maintained in an easily accessible place;

5.	A list of names of all persons who are, or within the past five (5) years have been, responsible for reviewing any transaction or holding reports filed pursuant to such Code(s) must be maintained in an easily accessible place; and

6.	A copy of each report made to the Board of the Atlas pursuant to such Code(s) must be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

7.	Any other document or record that is required to be maintained in connection with this Code will be maintained as required by the applicable law, rule or regulation.

X. Amendment to the Code. The CCO may amend or modify this Code at any time, provided that any amendment or modification related to Atlas must be approved by the Board of Directors within six months of amendments or modifications.

APPENDIX A

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

I acknowledge that I have received the Code of Ethics amended and restated as of, May 14, 2021, adopted by Atlas and represent that I have read, understand and will comply wit the Code of Ethics in all respects as it pertains to me.

Signature __________________________________

Print Name ________________________________

Date ______________________________________

APPENDIX B

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I certify that during the past year I have fully comply with all applicable provisions of the Code of Ethics amended and restated as of May , 2021 adopted by Atlas, including all applicable requirements (e.g. disclosures, pre clearance and reporting requirements) as set forth in the Code.

Signature __________________________________

Print Name ________________________________

Date ______________________________________

APPENDIX C

PERSONAL SECURITIES HOLDINGS

In accordance with Section of the Code of Ethics IV, please list all investments held by broker/dealers, banks, financial institutions, issuers, or maintained in certificate form. You must arrange for Atlas Chief Compliance Officer to receive duplicate statements and confirmation of all your accounts.

1.	Name o f Employee:

2.	If different than #1, name of the person in whose name the account is held:

3.	Relationship of (2) to (1):

4.	Financial Institution at which Account is maintained:

5.	Account Number:

6.	Email address of the Broker:

7.  For each account, attach the most recent account statement listing securities for that account. If you own securities that are not listed in an attached account statement, list them below:

Name of Security	Quantity	Value	Custodian
a.
b.
c.

(Attach separate sheet if necessary)

Please select one and sign:

š	I certify that this Form and the attached statements (if any) constitute all of the securities in my Access Person and Related Accounts.

š At this time I have no accounts or securities to report.

Signature __________________________________

Print Name ________________________________

Date ______________________________________

APPENDIX D

TRADE AUTHORIZATION REQUEST

1.	Name of Access Person

2.	Account number requesting authorization:

3.	If different than #1, the name of the person in whose account the trade will occur:

4.	Relationship of (3) to (1):

5.	Name the firm at which the account is held:

6.	Name of Security:

7.	Maximum number of shares or units to be purchased or sold or amount of bond:

8.	Check if applicable: Purchase Sale Market Order

Limit Order Price of Limit Order

9.	Do you possess material non-public information regarding the security or the issuer of the security?1 YES NO

10.	To your knowledge, are the securities or “equivalent” securities (i.e., securities issued by the same entity as the issuer of a security, and all derivative instruments, such as options and warrants) held by Atlas advisory client? YES NO

11.	To your knowledge, are there any outstanding purchases or sell orders for this security or any equivalent security by Atlas advisory client? YES NO

12.	To your knowledge, are the securities or equivalent securities being considered for purchase or sale by the Atlas advisory clients?

YES       NO

1 Please note that Employees generally are not permitted to acquire or sell Securities when they possess material non-public information regarding the Security or the issuers of the Security.

13.	Are the securities being acquired in an initial public offering?[2] YES NO

14.	Are the securities being acquired in a Limited Offering or Private Placement?[3] YES NO

15.	Have Atlas purchased or sold these securities or equivalent securities within the past three (3) calendar days or do you expect the account to purchase or sell these securities or equivalent securities within three (3) calendar days of your purchase or sale? YES NO

16.	Have you or any related account covered by the preauthorization provisions of the Code purchased or sold these securities or equivalent securities within the past thirty (30) days?

YES       NO

I certify that I will not effect the transaction(s) described above unless and until pre-clearance approval is obtained from the Compliance Department. I further certify that, except as described on an attached page, to the best of my knowledge, the proposed transaction(s) will not result in a conflict of interest with any account managed by Atlas. I further certify that, to the best of my knowledge, there are no pending orders for any Security listed above or any related Security for Atlas advisory client for with I am considered an Access Person. The proposed transaction(s) are consistent with all firm policies regarding employee personal Securities transactions.

Signature __________________________________

Print Name ________________________________

Date ______________________________________

2 Please note that Employees generally are not permitted to acquire securities in an initial public offering for their own or Related Accounts.

3 Please note that generally, the acquisition of Securities in a private placement are discouraged and may be denied.